EXHIBIT 23.1

                         Livingston, Wachtell & CO., LLP
                          Certified Public Accountants
                29 Broadway, 25th Floor o New York, NY 10006-3208
              Tel 212-480-0200 o Fax 212-480-1321 o www.lwccpa.com
                                Established 1919


Board of Directors
MEDIANET GROUP TECHNOLOGIES INC


We consent to the incorporation by reference of our independent auditors' report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated January 23, 2004 on the consolidated balance sheets as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended, in Medianet Group Technologies Inc.'s amended FORM SB-2/A.


/s/ Livingston, Wachtell & CO., LLP
New York, New York
August 12, 2005